UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

August 20, 2015

CELATOR PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54852	20-2680869
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

200 PrincetonSouth Corporate Center
Suite 180
Ewing, New Jersey	08628
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 243-0123

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on August 20, 2015, Michael R. Dougherty was appointed as Executive Chairman of the Board of Directors of Celator Pharmaceuticals, Inc. (the “Company”). As Executive Chairman, Mr. Dougherty will serve as an executive officer of the Company, employed on a part-time basis by the Company, to serve as a representative of the Company’s Board of Directors to oversee the Company’s business and affairs between meetings of the Board of Directors.

Mr. Dougherty was appointed to the Company’s Board of Directors in July 2013 and became the Chairman of the Board of Directors in August 2014. Mr. Dougherty has 30 years of experience in the biopharmaceuticals industry. Mr. Dougherty was Chief Executive Officer and a member of the board of directors of Kalidex Pharmaceuticals, Inc. from May 2012 to October 2012. Mr. Dougherty was the President and Chief Executive Officer of Adolor Corporation, or Adolor, a biopharmaceutical company, and was a member of the board of directors of Adolor from December 2006 until December 2011. Mr. Dougherty joined Adolor in November 2002. From November 2000 to November 2002, Mr. Dougherty was President and Chief Operating Officer of Genomics Collaborative, Inc. Previously, Mr. Dougherty served in a variety of senior positions at Genaera Corporation a biotechnology company, including President and Chief Executive Officer, and at Centocor Inc., a division of Johnson & Johnson. Mr. Dougherty currently serves on the boards of directors of the following public companies: Biota Pharmaceuticals, Inc. (Nasdaq:BOTA), Cempra, Inc. (Nasdaq:CEMP), and Trevena, Inc. (Nasdaq:TRVN). Mr. Dougherty was a member of the Board of Directors of Viropharma Incorporated from January 2004 to January 2014. Mr. Dougherty graduated with a B.S. from the College of Commerce and Finance, Villanova University in 1980.

On August 20, 2015, the Company entered into an employment agreement with Mr. Dougherty. The following summarizes the terms of his employment agreement.

Base Salary, Bonus, Expense Reimbursement:  Mr. Dougherty will receive an annual base salary of $175,000. Mr. Dougherty is eligible to earn an annual cash performance bonus, based upon achievement of annual performance goals and objectives set by the Board of Directors each year, with a target bonus of 50% of his base salary. The Company will reimburse Mr. Dougherty for all out-of-pocket expenses incurred in connection with the Company’s business and his performance of his obligations under the employment agreement in accordance the Company’s expense reimbursement policies in effect from time to time.

Stock Options:  Mr. Dougherty was granted an incentive stock option to purchase 500,000 shares of common stock at an exercise price of $2.18 per share (the “Option”). The Option vests and becomes exercisable in 36 substantially equal consecutive monthly installments beginning one month after the grant date. Mr. Dougherty will also be eligible to participate in other equity incentive programs established by the Company from time to time. Subject to the execution of a release agreement in accordance with the terms described in the employment agreement, upon a change of control (as defined in Company’s 2013 Equity Incentive Plan), the Option will vest and become exercisable in full.

Termination:  Mr. Dougherty may resign from his employment at any time upon at least 20 business days’ prior written notice, and the Company may terminate his employment at any time by giving Mr. Dougherty at least ten business days’ prior written notice of termination, or no notice if terminated from reasonable cause as defined in the employment agreement. The Company may, in its sole discretion pay his base salary for the ten-day period in lieu of providing such notice. Upon termination of employment for any reason, the Company will pay Mr. Dougherty all unpaid base salary earned through the effective date of termination and a lump sum amount equivalent to the full gross value of his vacation payable in accordance with the Company’s vacation policy and the provisions of the employment agreement.

Restrictive Covenants:  During his employment and for one year following the termination of his employment for any reason, Mr. Dougherty is prohibited from engaging in any business that competes with the Company. Mr. Dougherty is also subject to certain covenants related to confidential information, trade secrets, return of property and invention assignment.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

10.1	Employment Agreement dated as of August 20, 2015 between the Company and Michael R. Dougherty.

99.1	Press Release Dated August 24, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELATOR PHARMACEUTICALS, INC.

By:	/s/ Fred M. Powell
Fred M. Powell,
Vice President and Chief Financial Officer

Date:   August 24, 2015

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